Exhibit 99.1

Large Scale Biology to Transfer Listing of Securities from Nasdaq National Market to Nasdaq SmallCap Market

VACAVILLE, California, August 2, 2005 – Following a Nasdaq Listing Qualifications Panel determination, the common stock securities of Large Scale Biology Corporation (Nasdaq: LSBC) will transfer from the Nasdaq National Market to the Nasdaq SmallCap market.

The delisting from the Nasdaq National Market is due to the Company not presently meeting the stockholder’s equity requirement of Marketplace Rule 4450(a)(3).  The Company’s common stock had remained listed during its appeal before a Nasdaq Listing Qualifications Panel of the determination to delist the Company’s common stock by the staff of the Nasdaq Stock Market on May 18, 2005.  By letter dated August 1, 2005, the Panel determined that the Company’s plan for compliance to meet the stockholders’ equity requirement was not mature enough to warrant an exception. Pursuant to the Company’s prior request, the listing of its common stock will be transferred to the Nasdaq SmallCap Market.  The Company meets all Nasdaq SmallCap Market listing requirements other than bid price, which will be addressed by management and the Company’s Board of Directors after consideration of alternatives. The transfer of the Company’s common stock to the Nasdaq SmallCap Market is expected to be effective August 3, 2005.

About Large Scale Biology Corporation
Large Scale Biology Corporation uses its proprietary gene expression, molecular engineering and bioprocessing technologies to develop and manufacture therapeutic and industrial proteins, vaccines and diagnostic products for effective characterization and treatment of disease.  Corporate offices, R&D laboratories and Predictive Diagnostics, Inc. are headquartered in Vacaville, California, and the Company’s commercial-scale biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

LSBCTM is a trademark of Large Scale Biology Corporation.